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                                 EXHIBIT 10 (d)

Mr. Leslie J. Jezuit
2530 Saint Regis
Richmond, VA  23236


Dear Les,

     On behalf of the Board of Directors of Quixote Corporation it is with pleasure that I offer to you the position as President and Chief Operating Officer of Quixote Corporation commencing December 29, 1995.

     In this position you will be reporting directly to me in my capacity as Chairman and Chief Executive Officer of Quixote Corporation. Reporting to you, as of December 29, 1995, will be Myron R. Shain in his capacity as Chief Financial Officer of Quixote Corporation and in his capacity as President and Chief Operating Officer of Disc Manufacturing, Inc. (DMI) and James H. DeVries in his capacity as General Counsel as it relates to the activities of DMI.

     Reporting to me until a future date, which shall be mutually agreed upon between us, will be George D. Ebersole in his capacity as President and Chief Operating Officer of Energy Absorption System, Inc. (EASI) and James H. DeVries as Secretary of Quixote Corporation and in his capacity as President and Chief Operating Officer of Legal Technologies, Inc.
(LTI) and in his capacity as General Counsel as it relates to the activities of Quixote Corporation, EASI and LTI.

     You shall also be elected by the Board of Directors of DMI to the position of Vice-Chairman of DMI, reporting to me as Chairman.

     The following are the terms of your employment with Quixote
Corporation which I believe are acceptable to you.

    -Basic Salary: $22,920 per month, half payable on the 15th and half payable on the 30th of each month. We will provide a base salary review after the first six months of employment.

    -Annual Cash Bonus: A guaranteed bonus of $100,000 for the first year's employment, payable $50,000 on July 1, 1996 and $50,000 on December 31, 1996. In addition, should your annual bonus for Fiscal 1997 as determined by the officers bonus plan as approved by the Compensation Committee of the board exceed $50,000, you will receive the greater amount.

    -Stock Options: An initial award of 40,000 shares. You will be eligible for future awards as recommended by the CEO and determined and approved by the Compensation Committee.

    -Company Automobile: The company will provide you with a leased automobile and all related expenses. The automobile type will be a top-line Audi or Lincoln Continental.

    -Downtown Luncheon Club: The company will reimburse you for the inititation fee, monthly dues and all business related expenses.

    -Term of Employment and Service: The initial term of employment shall be one year. If a termination for any reason other than cause occurs within the first year, the company shall not be obligated for any additional payments other than those outlined in this letter.

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    -If a termination occurs for any reason other than cause after the first year's employment, you shall receive one year's base salary paid monthly. In addition, the company will provide you with reasonable outplacement services.

    -Benefits: You will participate in our standard benefit plans, including 401K and group life, health and dental with the executive supplement.

    -Retirement: You would be eligible to participate in our plan consistent with its terms of eligibility.

    -Vacation: You will receive three weeks vacation after one year's employment. In addition, as requested, we will provide one week's paid vacation from August 26 to 30, as you have currently planned.

    -Relocation: The company shall provide the following assistance in relocating your family to the Chicago area. Any additional expenses you anticipate incurring must receive the approval of the CEO.

      -Up to two house hunting trips for you and Janet, which would not exceed a total of seven days.

      -Purchase expenses for the new residence including legal and recording fees, stamp duties, escrow fees, survey fees, title insurance and search costs, and loan placement charges other than points.

      -Selling expenses for the old residence which would include appraisal fees, broker/agent commission, legal fees including title costs, stamp duties, mortgage or other legally required costs.

      -Principal interest, taxes and insurance monthly costs in the amount of $2,519.37 on the current residence for a period not to exceed one year.
       Principal payments made will be reimbursed to Quixote upon closing. The home must be listed at the average of two independent appraisals, unless they differ by more than 10%. If they differ by more than 10%, a third appraisal should be secured.

      -The company will guarantee a loan in the amount of your current home equity of $145,000 and pay the interest on it until your current house sells and closes, for a period not to exceed one year.

      -Interim accommodation costs for up to six months which are limited to lodging, meals and laundry, and may be extended month to month with prior approval of the CEO for unusual circumstances, but in any event not to exceed one year. In addition, you may travel home every other weekend at company expense and where possible combine these home visits with business related travel.

      -Transportation, insurance, packing and unpacking of household contents including up to two automobiles.

      -A one-time relocation allowance of $15,000 to cover all relocation items not specifically identified in this letter.

      -A "gross up" equal to the tax liability created by the direct reimbursement of eligible and approved expenses related to your relocation.

     Should this be your understanding of the conditions of your employment with Quixote Corporation, please acknowledge your agreement and acceptance by signing the enclosed copy of this letter and returing it to me.

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     I, and your colleagues at Quixote Corporation, look forward to welcoming you to Quixote Corporation and to working closely with you in the months and the years ahead to make Quixote Corporation a bigger and more profitable enterprise.


                                           Sincerely,

                                           /s/ Philip E. Rollhaus
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ACCEPTED


/s/ Leslie J. Jezuit                       Date: December 18, 1995
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